Exhibit 99.1
NEWS RELEASE
Veramark Announces Resignation of Chairman of the Board
Pittsford, NY, January 11, 2008 — Veramark Technologies, Inc. (OTC BB:VERA.OB) a leading manufacturer of enterprise telemanagement and call accounting software solutions, today announced that David G. Mazzella, the former President and Chief Executive Officer of the Company, resigned as Chairman of the Board of Directors and as a Director. Mr. Mazzella had previously resigned as President and Chief Executive Officer on December 31, 2007.
Mr. Anthony Mazzullo joined the company on January 1, 2008 as the President and CEO. The Board of Directors elected Mr. Andrew W. Moylan, a non-employee member of the Board, to serve as Chairman of the Board.
About Veramark Technologies, Inc.
Veramark® has set the industry standard for technological excellence, application experience, and process expertise. Veramark telemanagement software solutions include the VeraSMART® Enterprise Communications Management Suite and eCAS® Call Accounting. VeraSMART offers a powerful application core through which data can be managed with great efficiency. Consolidating the delivery and management of all your technology-related costs within your existing communications network, VeraSMART allows organizations to integrate, automate, and control technology costs. VeraSMART’s integrated and scalable modular architecture allows you to implement only the functionality you require and to expand the solution as your needs grow. eCAS Call Accounting allows small- to midsize-businesses to gain visibility into, and control over, telecom usage and expenses—offering the flexibility needed to effectively manage the telecom system.
Veramark sells and markets its solutions directly and through leveraged distribution channels to customers ranging from the Fortune 500 to small businesses as well as the public sector, including government agencies and the military. Veramark provides a range of services including premises-based, hosted, managed services, and Telecom Expense Management (TEM) services. Veramark solutions are distributed by many telecom leaders, including Avaya, Nortel Networks, Cisco Systems, NEC Unified, AT&T Inc., and EMBARQ Logistics.
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Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.
This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.
Media Contact:
Anthony C. Mazzullo
President and CEO
Veramark Technologies, Inc.
(585) 381-6000
tmazzullo@veramark.com